UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2007

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code:    (404) 715-2600

Registrant’s Web site address:      www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  As previously reported in the Current Report on Form 8-K filed on August 27, 2007, Delta’s Board of Directors promoted Edward H. Bastian to the position of President and Chief Financial Officer effective August 21, 2007.  In connection with that promotion, effective September 1, 2007, the Board increased Mr. Bastian’s annual base salary to $500,000.  Mr. Bastian’s target annual incentive opportunity for 2007 will be decreased from 200% to 150% of his revised annual base salary effective September 1, 2007.  The 2007 annual incentive plan links pay and performance by providing approximately 1,200 management employees with a compensation opportunity based on Delta’s achieving key business plan goals in this year.  It also aligns the interests of Delta’s management and other employees because these goals are the same ones that drive payouts under Delta’s broad-based employee profit sharing plan and shared rewards program.

The Board also granted Mr. Bastian, effective September 1, 2007, performance-oriented equity awards with a total targeted value of $2.5 million.  The value of these awards is tied to and contingent on Delta’s future performance.  These awards do not become fully vested for three years.  These awards will be 55% in the form of restricted stock, 25% in the form of stock options and 20% in the form of performance shares (relating to the three year performance period ending December 31, 2009), and will have terms similar to the existing equity awards granted to officers following Delta’s emergence from bankruptcy, including termination and vesting provisions (except that the vesting dates for the restricted stock and stock options are based on the September 1, 2007 grant date).

If Delta terminates Mr. Bastian’s employment without cause, or he resigns for good reason, Mr. Bastian will receive a lump sum severance payment equal to two times the sum of his annual base salary and target annual incentive award opportunity, the continuation of certain benefits for 24 months and other benefits provided under Delta’s 2007 Officer and Director Severance Plan.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Leslie P. Klemperer
Date: August 29, 2007	Leslie P. Klemperer Vice President - Deputy General Counsel and Secretary

3